       1                                                          Exhibit 23A





                 CONSENT OF INDEPENDENT AUDITORS
                              ______







We consent to the incorporation by reference in this registration statement of AT&T Capital Corporation (the "Company") on Form S-3 of our reports dated January 26, 1995, which include explanatory paragraphs that describe the Company's change in its method of accounting for income taxes in 1993, on our audits of the consolidated financial statements and financial statement schedule of the Company as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993 and 1992, which reports are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the reference to our firm under the caption "Experts."




                              Coopers & Lybrand L.L.P.






New York, New York
August 16, 1995